                                                                   EXHIBIT 99.01

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
           (a wholly-owned subsidiary of Ambac Financial Group, Inc.)




                        Consolidated Financial Statements



                           December 31, 2001 and 2000

                          Independent Auditors' Report

The Board of Directors
Ambac Assurance Corporation:

     We have audited the accompanying consolidated balance sheets of Ambac Assurance Corporation and subsidiaries (a wholly owned subsidiary of Ambac Financial Group, Inc.) as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of Ambac Assurance Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ambac Assurance Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.



/s/ KPMG LLP
KPMG LLP
New York, New York
January 23, 2002

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 2001 and 2000
                     (Dollars in Thousands Except Share Data

                                                                                                        2001                 2000
                                                                                                     ----------          -----------
                                       ASSETS

Investments:
     Fixed income securities, at fair value
         (amortized cost of $4,955,542 in 2001 and $3,969,932 in 2000) ...................           $5,083,039           $4,098,511
     Short-term investments, at cost (approximates fair value) ...........................              185,943              218,505
     Other ...............................................................................                1,394                  715
                                                                                                     ----------           ----------

         Total investments ...............................................................            5,270,376            4,317,731

Cash .....................................................................................               33,678               11,893
Cash pledged as collateral ...............................................................                   --               11,705
Securities purchased under agreements to resell ..........................................                   --               25,016
Receivable for securities sold ...........................................................                  281                1,215
Investment income due and accrued ........................................................               73,456               67,132
Reinsurance recoverable ..................................................................                2,259                1,091
Prepaid reinsurance ......................................................................              267,655              242,604
Deferred acquisition costs ...............................................................              163,477              153,424
Other assets .............................................................................              343,866              230,908
                                                                                                     ----------           ----------

         Total assets ....................................................................           $6,155,048           $5,062,719
                                                                                                     ==========           ==========

                        LIABILITIES AND STOCKHOLDER'S EQUITY

Liabilities:
     Unearned premiums ...................................................................           $1,790,084           $1,556,250
     Losses and loss adjustment expense reserve ..........................................              152,352              132,445
     Ceded reinsurance balances payable ..................................................               10,146               10,892
     Deferred income taxes ...............................................................              147,642              146,839
     Current income taxes ................................................................              126,039               31,308
     Note payable to affiliate ...........................................................               63,500                   --
     Payable for securities purchased ....................................................               26,097                3,935
     Other liabilities ...................................................................              362,465              255,308
                                                                                                     ----------           ----------

         Total liabilities ...............................................................            2,678,325            2,136,977
                                                                                                     ----------           ----------

Stockholder's equity:
     Preferred stock, par value $1,000 per share; authorized
         shares-- 285,000; issued and outstanding shares-- none ..........................                   --                   --
     Common stock, par value $2.50 per share; authorized shares
        -- 40,000,000; issued and outstanding shares-- 32,800,000
         at December 31, 2001 and December 31, 2000 ......................................               82,000               82,000
     Additional paid-in capital ..........................................................              928,094              760,006
     Accumulated other comprehensive income ..............................................               80,556               81,616
     Retained earnings ...................................................................            2,386,073            2,002,120
                                                                                                     ----------           ----------

         Total stockholder's equity ......................................................            3,476,723            2,925,742
                                                                                                     ----------           ----------

         Total liabilities and stockholder's equity ......................................           $6,155,048           $5,062,719
                                                                                                     ==========           ==========

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Operations
                             (Dollars in Thousands)

                                                                                                 Years Ended December 31,
                                                                                    -----------------------------------------------
                                                                                      2001               2000               1999
                                                                                    ---------          ---------          ---------
Revenues:
     Gross premiums written ...............................................         $ 687,457          $ 485,685          $ 449,786
     Ceded premiums written ...............................................           (95,534)           (80,789)           (61,845)
                                                                                    ---------          ---------          ---------

         Net premiums written .............................................         $ 591,923          $ 404,896          $ 387,941
                                                                                    =========          =========          =========

     Net premiums earned ..................................................         $ 383,042          $ 314,507          $ 267,356
     Other credit enhancement fees ........................................            21,661             12,157              3,887
                                                                                    ---------          ---------          ---------
     Net premiums earned and other credit enhancement fees ................           404,703            326,664            271,243
     Net investment income ................................................           268,864            241,908            209,686
     Net realized losses ..................................................            (1,464)            (3,430)            (5,675)
     Other income .........................................................            25,830             32,856             18,020
                                                                                    ---------          ---------          ---------

         Total revenues ...................................................           697,933            597,998            493,274
                                                                                    ---------          ---------          ---------
Expenses:
     Losses and loss adjustment expenses ..................................            20,000             15,000             11,000
     Underwriting and operating expenses ..................................            73,852             63,153             54,930
     Interest expense .....................................................             4,676              4,027              3,055
                                                                                    ---------          ---------          ---------

         Total expenses ...................................................            98,528             82,180             68,985
                                                                                    ---------          ---------          ---------

         Income before income taxes .......................................           599,405            515,818            424,289
                                                                                    ---------          ---------          ---------
Income tax expense:
     Current taxes ........................................................           146,796            103,812             95,552
     Deferred taxes .......................................................               656             24,324              7,172
                                                                                    ---------          ---------          ---------

         Total income taxes ...............................................           147,452            128,136            102,724
                                                                                    ---------          ---------          ---------

         Net income .......................................................         $ 451,953          $ 387,682          $ 321,565
                                                                                    =========          =========          =========

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Stockholder's Equity
                              (Dollars In Dollars)

                                                                        Years Ended December 31,
                                        ------------------------------------------------------------------------------------
                                                  2001                         2000                          1999
                                        -----------------------      ------------------------       ------------------------
Retained Earnings:
   Balance at January 1                 $2,002,120                   $1,674,238                     $ 1,404,673
   Net income                              451,953    $ 451,953         387,682     $ 387,682           321,565    $ 321,565
                                                      ---------                     ---------                      ---------
   Dividends declared -
     common stock                          (68,000)                     (59,800)                        (52,000)
                                        ----------                   ----------                     -----------
   Balance at December 31               $2,386,073                   $2,002,120                     $ 1,674,238
                                        ----------                   ----------                     -----------

Accumulated Other
     Comprehensive Income (Loss):

   Balance at January 1                 $   81,616                   $  (92,049)                    $   138,651
   Unrealized gains (losses) on
     securities, $(787),
     $269,460, and $(353,935),
     pre-tax, in 2001, 2000
     and 1999, respectively) (1)                           (511)                      175,149                       (230,058)
   Foreign currency loss                                   (549)                       (1,484)                          (642)
                                                      ---------                     ---------                      ---------
   Other comprehensive (loss) income        (1,060)      (1,060)        173,665       173,665          (230,700)    (230,700)
                                        ----------    ---------      ----------     ---------       -----------    ---------
   Total comprehensive income                         $ 450,893                     $ 561,347                      $  90,865
                                                      =========                     =========                      =========

   Balance at December 31               $   80,556                   $   81,616                     $   (92,049)
                                        ----------                   ----------                     -----------

Common Stock:
   Balance at January 1 and
     December 31                        $   82,000                   $   82,000                     $    82,000
                                        ----------                   ----------                     -----------

Additional Paid-in Capital:
   Balance at January 1                 $  760,006                   $  751,522                     $   541,021
   Capital contribution                    176,193                           --                         209,012
   Capital issuance costs                   (8,468)                          --                              --
   Exercise of stock options                   363                        8,484                           1,489
                                        ----------                   ----------                     -----------
   Balance at December 31               $  928,094                   $  760,006                     $   751,522
                                        ----------                   ----------                     -----------

Total Stockholder's Equity at
     December 31                        $3,476,723                   $2,925,742                     $ 2,415,711
                                        ==========                   ==========                     ===========



(1) Disclosure of reclassification amount:

                                                                       2001        2000       1999
                                                                     --------------------------------
Unrealized holding gains (losses) arising during period               $2,924     $177,873   $(233,747)
Less: reclassification adjustment for net gains (losses) included
in net income                                                          3,435        2,724      (3,689)
                                                                     ---------------------------------
Net unrealized (losses) gains on securities                           $ (511)    $175,149   $(230,058)
                                                                     ================================

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
                             (Dollars in Thousands)

                                                                                   Years Ended December 31,
                                                                         --------------------------------------------
                                                                             2001            2000             1999
                                                                         -----------     -----------      -----------
Cash flows from operating activities:
     Net income .....................................................    $   451,953     $   387,682      $   321,565
     Adjustments to reconcile net income to net cash
         Provided by operating activities:
     Depreciation and amortization ..................................          2,881           2,925            2,337
     Amortization of bond premium and discount ......................         (7,615)         (5,507)          (4,552)
     Current income taxes ...........................................         94,731          (2,474)          13,798
     Deferred income taxes ..........................................          1,079          24,667            7,172
     Deferred acquisition costs .....................................        (10,053)        (18,100)         (14,705)
     Unearned premiums, net .........................................        208,783          89,944          120,419
     Losses and loss adjustment expenses ............................         18,739          10,379            8,819
     Ceded reinsurance balances payable .............................           (746)         (4,136)           8,452
     Net realized losses ............................................          1,464           3,430            5,675
     Other, net .....................................................        (10,868)         14,862            7,205
                                                                         -----------     -----------      -----------
         Net cash provided by operating activities ..................        750,348         503,672          476,185
                                                                         -----------     -----------      -----------
Cash flows from investing activities:
     Proceeds from sales of bonds ...................................        505,688         638,613        1,235,605
     Proceeds from matured bonds ....................................        239,669         119,592          177,870
     Purchases of bonds .............................................     (1,523,590)     (1,135,069)      (1,715,372)
     Change in short-term investments ...............................         32,562         (11,384)        (113,209)
     Securities purchased under agreements to resell ................         25,016         (25,016)           5,449
     Other, net .....................................................         (6,645)         (5,611)          (5,192)
                                                                         -----------     -----------      -----------
         Net cash used in investing activities ......................       (727,300)       (418,875)        (414,849)
                                                                         -----------     -----------      -----------
Cash flows from financing activities:
     Dividends paid .................................................        (68,000)        (59,800)         (52,000)
     Capital issuance costs .........................................         (8,468)             --               --
     Long-term financing from affiliates ............................         63,500              --               --
     Short-term financing from affiliates ...........................             --          (7,930)          (7,700)
                                                                         -----------     -----------      -----------
         Net cash used in financing activities ......................        (12,968)        (67,730)         (59,700)
                                                                         -----------     -----------      -----------
         Net cash flow ..............................................         10,080          17,067            1,636
Cash and cash pledged as collateral at January 1 ....................         23,598           6,531            4,895
                                                                         -----------     -----------      -----------
Cash and cash pledged as collateral at December 31 ..................    $    33,678     $    23,598      $     6,531
                                                                         ===========     ===========      ===========
Supplemental disclosure of cash flow information:
     Cash paid during the year for:
         Income taxes ...............................................    $    51,289     $    96,116      $    77,456
                                                                         ===========     ===========      ===========
         Interest expense on intercompany financings ................    $       229     $        15      $       661
                                                                         ===========     ===========      ===========

Supplemental disclosure of non-cash financing activities:
Ambac Assurance received capital contributions from its parent company in November 2001 in the form of fixed income securities amounting to $176,193 and in April 1999 and November 1999, in the form of fixed income securities amounting to $101,479 and $107,533, respectively.

          See accompanying Notes to Consolidated Financial Statements.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                          (Dollar Amounts in Thousands)

1    BACKGROUND

     Ambac Assurance Corporation is a leading provider of financial guarantees to clients in both the public and private sectors around the world. Ambac Assurance provides financial guarantees on public finance and structured finance obligations. Ambac Assurance has earned triple-A ratings, the highest ratings available from Moody's Investors Service, Inc., Standard & Poor's Ratings Services, Fitch, Inc., and Rating and Investment Information, Inc. Insurance policies insured by Ambac Assurance guarantee payment when due of the principal of and interest on the obligation guaranteed. Ambac Assurance is a wholly owned subsidiary of Ambac Financial Group, Inc., a holding company whose subsidiaries provide financial guarantees and financial services to clients in both the public and private sectors around the world.

2    SIGNIFICANT ACCOUNTING POLICIES

     The accompanying consolidated financial statements of Ambac Assurance and subsidiaries have been prepared on the basis of accounting principles generally accepted in the United States of America ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant accounting policies of Ambac Assurance are as described below:

CONSOLIDATION:

     The accompanying consolidated financial statements include the accounts of Ambac Assurance and its subsidiaries. The following companies have been consolidated with these financial statements: Ambac Assurance UK Limited, Ambac Credit Products, LLC, Connie Lee Holdings, Inc., Ambac Private Holdings, LLC, and Ambac Financial Services, L.P. All significant intercompany balances have been eliminated.

INVESTMENTS:

     Ambac Assurance's investment portfolio is accounted for on a trade-date basis and consists primarily of investments in fixed income securities that are considered available-for-sale and are carried at fair value. Fair value is based primarily on quotes obtained from independent market sources. When quotes are not available, valuation models are used to estimate fair value. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Short-term investments are carried at cost, which approximates fair value. Unrealized gains and losses, net of deferred income taxes, are included as a component of "Accumulated Other Comprehensive Income" in stockholder's equity and are computed using amortized cost as the basis. For purposes of computing amortized cost, premiums and discounts are accounted for using the interest method. For bonds purchased at a price below par value, discounts are accreted over the remaining term of the securities. For bonds purchased at a price above par value which have call features, premiums are amortized to the most likely call dates as determined by management. For premium bonds that do not have call features, such premiums are amortized over the remaining terms of the securities. Premiums and discounts on mortgage-backed and asset-backed securities are adjusted for the effects of actual and anticipated prepayments. Realized gains and losses on the sale of investments are determined on the basis of specific identification.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL:

     Securities purchased under agreements to resell are collateralized investment transactions, and are recorded at their contracted resale amounts, plus accrued interest. Ambac Assurance takes possession of the collateral underlying those agreements and monitors its market value on a daily basis and, when necessary, requires prompt transfer of additional collateral to reflect current market value. At December 31, 2000, collateral underlying securities purchased under agreements to resell had an average credit rating of triple-A and a weighted average maturity of less than 30 days.

DEFERRED ACQUISITION COSTS:

     Certain costs incurred, primarily related to the production of business, have been deferred. These costs include direct and indirect expenses related to underwriting, marketing and policy issuance, rating agency fees and premium taxes, net of reinsurance ceding commissions. The deferred acquisition costs are being amortized over the periods in which the related premiums are earned, and such amortization amounted to $28,203, $22,472 and $20,843 for 2001, 2000 and 1999, respectively. Deferred acquisition costs, net of such amortization, amounted to $10,053, $18,100 and $14,705 for 2001, 2000 and 1999, respectively.

LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE:

     The reserve for losses and loss adjustment expenses consists of the active credit reserve and case basis loss and loss adjustment expense reserves. The development of the active credit reserve is based upon estimates of the expected levels of debt service defaults resulting from credit failures on currently guaranteed issues that are not presently or imminently in default. When losses occur (actual monetary defaults or defaults which are imminent on guaranteed obligations), case basis loss reserves are established in an amount that is sufficient to cover the present value of the anticipated defaulted debt service payments over the expected period of default and estimated expenses associated with settling the claims, less estimated recoveries under salvage or subrogation rights. During 2001, 2000 and 1999, paid losses were $2,595, $4,622, and $2,213, respectively. All or parts of case basis loss reserves are allocated from any active credit reserves available. During 2001, 2000 and 1999, salvage received were $1,333, $0 and $31, respectively.

NET PREMIUMS EARNED:

     Up-front insurance premiums written are received for an entire bond issue. A bond issue may contain several maturities. The premium is allocated to each bond maturity proportionally, based on total principal amount guaranteed and is recognized on a straight-line basis over the term of each maturity. Installment insurance premiums written are recognized over each installment period, generally one year or less. When an issue insured by Ambac Assurance has been refunded or called, the remaining unrecognized premium (net of refunding credits, if any) is generally recognized at that time.

DEPRECIATION AND AMORTIZATION:

     Depreciation of furniture and fixtures and electronic data processing equipment is provided over the estimated useful lives of the respective assets, ranging from three to five years, using the straight-line method. Amortization of leasehold improvements and intangibles, including certain computer software licenses, is provided over the estimated useful lives of the respective assets, ranging from three to 10 years, using the straight-line method.

POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:

     Ambac Financial Group, through its subsidiaries, provides various postretirement and postemployment benefits, including pension, and health and life benefits covering substantially all employees who meet certain age and service requirements. Ambac Assurance accounts for these benefits under the accrual method of accounting. Amounts related to the defined benefit pension plan and postretirement health benefits are charged based on actuarial determinations.

FOREIGN CURRENCY:

Financial statement accounts expressed in foreign currencies are translated into U.S. dollars in accordance with FAS Statement 52 "Foreign Currency Translation" ("SFAS 52"). Under SFAS 52, functional currency assets and liabilities are translated into U.S. dollars using exchange rates in effect at the balance sheet dates and the related translation adjustments are recorded as a separate component of comprehensive income, net of any related taxes. Functional currencies are generally the currencies of the local operating environment. Income statement accounts expressed in functional currencies are translated using average exchange rates. Foreign currency transaction gains and losses arising primarily from transactions in short-term investment securities and cash denominated in foreign currency are reflected in net income. The Consolidated Statements of Operations include pre-tax losses from such foreign exchange items of $3,370, $3,748 and $841 for 2001, 2000 and 1999, respectively.

INCOME TAXES:

     Pursuant to a tax sharing agreement, Ambac Assurance is included in Ambac Financial Group, Inc.'s consolidated Federal income tax return. The tax sharing agreement provides for the determination of tax expense or benefit based on the contribution of Ambac Assurance to Ambac Financial Group's consolidated Federal income tax liability, computed substantially as if Ambac Assurance filed a separate Federal income tax return. The tax liability due is settled quarterly, with a final settlement taking place after the filing of the consolidated Federal income tax return. Ambac Assurance files its own state income tax returns.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

STOCK COMPENSATION PLANS:

     Ambac Assurance participates in Ambac Financial Group's equity plan. Under this plan, awards are granted to eligible employees of Ambac Assurance in the form of incentive stock options or other stock-based awards. Other than the tax benefits derived from this plan, pursuant to the tax sharing agreement, no other recognition is given by Ambac Assurance.

DERIVATIVE CONTRACTS:

     In June 1998 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities." In June 2000 the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities (an amendment of SFAS 133)." SFAS No. 133 and SFAS No. 138 require all derivative instruments be recorded on the balance sheet at their respective fair values. SFAS No. 133 and SFAS No. 138 are effective for all fiscal quarters of all fiscal years beginning after June 30, 2000; Ambac Assurance adopted SFAS No.133 and SFAS No. 138 on January 1, 2001. In accordance with the transition provisions of SFAS 133, Ambac Assurance determined that it did not have an effect on the consolidated financial statements.

     Ambac Assurance, through its affiliate Ambac Financial Services, provides interest rate swaps to states, municipalities and their authorities, and other entities in connection with their financings. Ambac Financial Services also enters into total return swaps with professional counterparties. Total return swaps are only used for fixed income obligations, which meet Ambac Assurance's credit underwriting criteria. Ambac Financial Services uses futures contracts for hedging purposes as part of its overall interest rate risk management. Ambac Assurance, through its subsidiary Ambac Credit Products, enters into structured credit derivative transactions with various financial institutions. Ambac Financial Services interest rate swaps, total return swaps and futures contracts and Ambac Credit Product's structured credit derivatives are classified as held for trading purposes. These contracts are recorded on trade date at fair value. Changes in fair value are recorded as a component of other income for interest rate swaps, total return swaps and futures contracts on the Consolidated Statements of Operations. The fee component of structured credit derivatives is reflected in other credit enhancement fees in the accompanying Consolidated Statement of Operations. The mark to market gain or loss associated with credit spread changes on structured credit derivatives is reflected in net realized losses in the accompanying Consolidated Statement of Operations. Amounts included in net realized losses for credit spread mark-to-market were $3,588, $4,111 and $0 for the years ended December 31, 2001, 2000 and 1999, respectively. The fair values of interest rate swaps and structured credit derivatives are determined by broker quotes, independent pricing services or valuation models (when broker quotes or pricing services are not available). Valuation models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Contracts are recorded on the Consolidated Balance Sheets on a gross basis; assets and liabilities are netted by customer only when a legal right of set-off exists. Gross asset and gross liability balances for interest rate swaps and structured credit derivatives are recorded as other assets or other liabilities on the Consolidated Balance Sheets.

SPECIAL PURPOSE ENTITIES:

         Ambac Financial Group, Inc. has sponsored two special purpose entities. The business purpose of these entities is to provide certain financial guarantee clients with funding for their debt obligations. Ambac Assurance receives financial guarantee premiums and may receive other fees for this service. Ambac Financial Group accounts for these entities as Qualified Special Purpose Entities ("QSPEs") in accordance with Statement of Financial Accounting Standards 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." The QSPEs are non-consolidated, bankruptcy remote entities. Ambac purchases debt obligations from certain financial guarantee clients and sells these obligations to the QSPEs. The purchase by the QSPE is financed through the issuance of medium-term notes ("MTNs"), which are collateralized by the purchased assets. These MTNs are generally structured to match the cash flow of the assets purchased. Derivative contracts may be used (interest rate and currency swaps) for hedging purposes only. Derivative hedges are established at the time MTNs are issued to purchase financial assets. Ambac Assurance may issue a financial guarantee insurance policy on the assets sold, the MTNs issued or both. As of December 31, 2001, Ambac Assurance had insurance policies issued for all assets and MTNs owned and outstanding by the QSPEs. Since these exposures are insured, any losses incurred would be included in Ambac Assurance's Consolidated Statements of Operations. Under the terms of an Administrative Agency Agreement, Ambac Financial Group provides certain administrative duties, including asset and liability servicing responsibilities. Assets sold to the QSPEs during 2001, 2000 and 1999 were $793,438, $159,937 and $100,027, respectively. No gains or losses were recognized on these sales. As of December 31, 2001, the estimated fair value of financial assets, MTN liabilities and derivative hedge assets were $989,905, $1,003,588 and $11,677, respectively. Estimated fair value is determined utilizing valuation models. These models include estimates, made by management, which utilize current market information. The valuation results from these models could differ materially from amounts that would actually be realized in the market. Ambac Assurance received gross premiums and other fees for issuing financial guarantee policies on the assets and MTNs of $23,682, $3,204, and $1,019 for the years ended December 31, 2001, 2000 and 1999, respectively. Ambac Financial Group received up-front fees for providing administrative agency services amounting to $302, $180, and $60 for 2001, 2000 and 1999 respectively.

ACCOUNTING STANDARDS:

         In July 2001, the FASB issued FAS Statement 142, "Goodwill and Other Intangible Assets" ("SFAS142".) SFAS 142 addresses the initial recognition and measurement of intangible assets either singly or within a group of assets, as well as the measurement of goodwill and other intangible assets subsequent to their initial acquisition. SFAS 142 changes the accounting for goodwill and intangible assets that have indefinite useful lives from an amortization approach to an impairment-only approach that requires that those assets be tested at least annually for impairment. Intangible assets that have finite useful lives will continue to be amortized over their useful lives, but without an arbitrary ceiling on their useful lives. SFAS 142 is required to be applied starting with fiscal years beginning after December 15, 2001 and is required to be applied at the beginning of an entity's fiscal year. The statement is to be applied to all goodwill and other intangible assets recognized in an entity's financial statements at that date. Impairment losses for goodwill and indefinite lived intangible assets that arise due to the initial application of SFAS 142 (resulting from an impairment test) are to be reported as a change in accounting principle. Retroactive application is not permitted.

         In August 2001, the FASB issued FAS Statement 143, "Accounting for Asset Retirement Obligations"("SFAS 143".) SFAS 143 requires companies to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. Companies also record a corresponding asset which is depreciated over the life of the asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. Ambac Assurance is required to adopt SFAS 143 on January 1, 2003.

         In October 2001, the FASB issued FAS Statement 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"("SFAS 144".) SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS Statement 144 requires companies to separately report discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Ambac Assurance is required to adopt SFAS 144 on January 1, 2002.

         Ambac Assurance does not expect any material impact from the adoption of SFAS 142, SFAS 143 or SFAS 144.

RECLASSIFICATIONS:

         Certain reclassifications have been made to prior years' amounts to conform to the current year's presentation.

3        INVESTMENTS

         The amortized cost, gross unrealized gains and losses, and estimated fair value of investments in fixed income securities and short-term investments at December 31, 2001 and 2000 were as follows:

                                                                           Gross             Gross           Estimated
                                                       Amortized        Unrealized        Unrealized           Fair
                                                         Cost              Gains             Losses            Value
                                                       ----------       ----------        -----------       ----------
2001
Municipal obligations ..............................   $3,439,356       $  129,826        $    28,887       $3,540,295
Corporate obligations ..............................      644,216           22,762             10,777          656,201
Foreign government obligations .....................       97,108              629              1,137           96,600
U.S. government obligations ........................       51,182            3,582                 --           54,764
Mortgage and asset-backed securities (includes
U.S. government agency obligations) ................      723,680           13,018              1,519          735,179
Short-term .........................................      185,943               --                 --          185,943
                                                       ----------       ----------        -----------       ----------
                                                       $5,141,485       $  169,817        $    42,320       $5,268,982
                                                       ==========       ==========        ===========       ==========

                                                                           Gross             Gross           Estimated
                                                       Amortized         Unrealized        Unrealized          Fair
                                                         Cost              Gains             Losses            Value
                                                       ----------       ----------        -----------       ----------
2000
Municipal obligations ..............................   $3,206,089       $  140,244        $    17,591       $3,328,742
Corporate obligations ..............................      422,200           13,398             13,465          422,133
Foreign government obligations .....................       36,241               83                954           35,370
U.S. government obligations ........................       46,396            3,012                  1           49,406
Mortgage and asset-backed securities (includes
U.S. government agency obligations) ................      259,006            5,581              1,728          262,860
Short-term .........................................      218,505               --                 --          218,505
                                                       ----------       ----------        -----------       ----------
                                                       $4,188,437       $  162,318        $    33,739       $4,317,016
                                                       ==========       ==========        ===========       ==========

         The amortized cost and estimated fair value of fixed income securities and short-term investments at December 31, 2001, by contractual maturity, were as follows:

                                                                            Amortized         Estimated
                                                                              Cost           Fair Value
                                                                          -------------     -------------
2001
Due in one year or less ..............................................    $     221,676     $     222,079
Due after one year through five years ................................          531,357           547,027
Due after five years through ten years ...............................          640,684           653,572
Due after ten years ..................................................        3,024,088         3,111,125
                                                                          -------------     -------------
                                                                              4,417,805         4,533,803
Mortgage and asset-backed securities (includes U.S. government
agency obligations) ..................................................          723,680           735,179
                                                                          -------------     -------------
                                                                          $   5,141,485     $   5,268,982
                                                                          =============     =============

     Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Securities carried at $5,964 and $5,843 at December 31, 2001 and 2000 respectively, were deposited by Ambac Assurance with governmental authorities or designated custodian banks as required by laws affecting insurance companies.

     Net investment income of Ambac Assurance comprised the following:

                                                               2001         2000        1999
                                                            ---------    ---------    ---------
Fixed income securities .................................   $ 260,074    $ 232,876    $ 202,804
Short-term investments ..................................      11,241       10,765        8,193
                                                            ---------    ---------    ---------
     Total investment income                                  271,315      243,641      210,997
Investment expense ......................................      (2,451)      (1,733)      (1,311)
                                                            ---------    ---------    ---------
     Net investment income ..............................   $ 268,864    $ 241,908    $ 209,686
                                                            =========    =========    =========

     Net realized losses in 2001 were $1,464, compared to net realized losses of $3,430 and $5,675 in 2000 and 1999, respectively. The following table details amounts included in net realized losses:

                                                               2001         2000        1999
                                                            ---------    ---------    ---------
Gross realized gains on securities sold .................   $   8,672    $   8,517    $   8,050
Gross realized losses on securities sold ................      (3,388)      (4,327)     (13,725)
Foreign exchange losses on investments ..................      (3,160)      (3,509)          --
Change in fair value of structured credit derivatives ...      (3,588)      (4,111)          --
                                                            ---------    ---------    ---------
     Net realized losses ................................   $  (1,464)   $  (3,430)   $  (5,675)
                                                            =========    =========    =========

     4    REINSURANCE

     In the ordinary course of business, Ambac Assurance cedes exposures under various reinsurance contracts primarily designed to minimize losses from large risks and to protect capital and surplus. The effect of reinsurance on premiums written and earned was as follows:

                                              Year Ended December 31,
                    --------------------------------------------------------------------------
                             2001                      2000                      1999
                    ----------------------    ----------------------    ----------------------
                     Written      Earned       Written      Earned       Written      Earned
                    ---------    ---------    ---------    ---------    ---------    ---------
Direct ..........   $ 636,574    $ 414,700    $ 442,714    $ 338,139    $ 425,213    $ 291,983
Assumed .........      50,883       38,825       42,971       32,530       24,573       19,161
Ceded ...........     (95,534)     (70,483)     (80,789)     (56,162)     (61,845)     (43,788)
                    ---------    ---------    ---------    ---------    ---------    ---------
Net premiums.....   $ 591,923    $ 383,042    $ 404,896    $ 314,507    $ 387,941    $ 267,356
                    =========    =========    =========    =========    =========    =========

     The reinsurance of risk does not relieve the ceding insurer of its original liability to its policyholders. In the event that all or any of the reinsurers are unable to meet their obligations to Ambac Assurance under the existing reinsurance agreements, Ambac Assurance would be liable for such defaulted amounts. To minimize its exposure to significant losses from reinsurer insolvencies, Ambac Assurance evaluates the financial condition of its reinsurers and monitors concentrations of credit risk. As of December 31, 2001, Ambac Assurance held letters of credit and collateral amounting to approximately $282,832 from its reinsurers to cover liabilities ceded under the aforementioned reinsurance contracts. There were no reinsurance recoverables on paid losses as of December 31, 2001 and 2000. As of December 31, 2001, prepaid reinsurance of approximately $169,430 was associated with Ambac Assurance's three largest reinsurers. Ambac Assurance pledged cash and fixed income securities to foreign insurers of $9,295 and $9,386 at December 31, 2001 and 2000, respectively, related to business assumed from those insurers.

From 1995 to March 2000, Ambac Assurance and MBIA Insurance Corporation ("MBIA") marketed financial guarantees outside of the United States via an unincorporated joint venture, MBIAoAMBAC International (the "Joint Venture"). Under the Joint Venture, financial guarantee policies were issued separately by each of the companies. While retaining the right to act individually, each company had the opportunity to reinsure up to 50 percent of the international financial guarantee business written by the other company as part of the Joint Venture. Premiums assumed from MBIA relating to international business were $46,211, $37,384 and $24,503 in 2001, 2000 and 1999, respectively, while premiums ceded to MBIA were $21,994, $36,807 and $27,418 in 2001, 2000 and 1999, respectively.

5    LOSSES AND LOSS ADJUSTMENT EXPENSE RESERVE

     As discussed in note 2, Ambac Assurance's liability for losses and loss adjustment expenses consists of case basis and active credit reserves. Following is a summary of the activity in the case basis loss and active credit reserve accounts and the components of the liability for loss and loss adjustment expense reserves:

                                                                    2001          2000          1999
                                                                  ---------     ---------     ---------
Case basis loss and loss adjustment expense reserves:
Balance at January 1 .......................................      $  32,125     $  26,705     $  37,554
  Less: reinsurance recoverables ...........................          1,091           501         3,638
                                                                  ---------     ---------     ---------
Net Balance at January 1 ...................................         31,034        26,204        33,916
                                                                  ---------     ---------     ---------

Incurred related to:
  Current year .............................................          3,000            --         4,000
  Prior years ..............................................         (4,938)        9,451        (9,531)
                                                                  ---------     ---------     ---------
    Total incurred .........................................         (1,938)        9,451        (5,531)
                                                                  ---------     ---------     ---------

Paid related to:
  Current year .............................................             --            --            --
  Prior years ..............................................          1,261         4,621         2,181
                                                                  ---------     ---------     ---------
    Total paid .............................................          1,261         4,621         2,181
                                                                  ---------     ---------     ---------
Net balance at December 31 .................................         27,835        31,034        26,204
  Plus reinsurance recoverables ............................          2,259         1,091           501
                                                                  ---------     ---------     ---------
Balance at December 31 .....................................         30,094        32,125        26,705
                                                                  ---------     ---------     ---------

Active credit reserve:
Balance at January 1                                                100,320        94,771        78,240
Net provision for losses                                             20,000        15,000        11,000
Transfers (to) from case reserves                                     1,938        (9,451)        5,531
                                                                  ---------     ---------     ---------
Balance at December 31                                              122,258       100,320        94,771
                                                                  ---------     ---------     ---------
    Total                                                         $ 152,352     $ 132,445     $ 121,476
                                                                  =========     =========     =========

6    COMMITMENTS AND CONTINGENCIES

     Ambac Assurance is responsible for leases on the rental of office space. The lease agreements, which expire periodically through September 2019, contain provisions for scheduled periodic rent increases and are accounted for as operating leases. An estimate of future net minimum lease payments in each of the next five years ending December 31, and the periods thereafter, is as follows:

                                                            Amount
                                                         ------------
           2002 ......................................    $  5,909
           2003 ......................................       5,759
           2004 ......................................       5,760
           2005 ......................................       5,773
           2006 ......................................       5,787
           All later years ...........................      77,329
                                                         ------------
                                                          $106,317
                                                         ============

     Rent expense for the aforementioned leases amounted to $5,916, $5,549 and $5,298 for the years ended December 31, 2001, 2000 and 1999, respectively.

7    INSURANCE REGULATORY

     Ambac Assurance is subject to the insurance regulatory requirements of the States of Wisconsin and New York, and the other jurisdictions in which it is licensed to conduct business.

     Ambac Assurance's ability to pay dividends is generally restricted by law and subject to approval by the Office of the Commissioner of Insurance of the State of Wisconsin. Wisconsin insurance law restricts the payment of dividends in any 12-month period without regulatory approval to the lesser of (a) 10% of policyholders' surplus as of the preceding December 31 and (b) the greater of
(i) statutory net income for the calendar year preceding the date of dividend, minus realized capital gains for that calendar year and (ii) the aggregate of statutory net income for three calendar years preceding the date of the dividend, minus realized capital gains for those calendar years and minus dividends paid or credited within the first two of the three preceding calendar years. Based upon these restrictions, at December 31, 2001, the maximum amount that will be available during 2002 for payment of dividends by Ambac Assurance is approximately $200,000. Ambac Assurance paid cash dividends of $68,000, $59,800 and $52,000 on its common stock in 2001, 2000 and 1999, respectively.

     The New York Financial Guarantee Insurance Law establishes single risk limits applicable to all obligations issued by a single entity and backed by a single revenue source. Such limits are specific to the type of insured obligation (for example, municipal or asset-backed). The limits compare the insured net par outstanding and average annual debt service, net of reinsurance and collateral, for a single risk to the insurer's qualified statutory capital, which is defined as the sum of the insurer's policyholders' surplus and contingency reserves. As of December 31, 2001 and 2000, Ambac Assurance and its subsidiaries were in compliance with these regulatory requirements.

     Ambac Assurance's statutory financial statements are prepared on the basis of accounting practices prescribed or permitted by the Wisconsin Insurance Department. Effective January 1, 2001, Wisconsin adopted the National Association of Insurance Commissioners' statutory accounting practices as the basis of its statutory accounting practices. The adoption of the National Association of Insurance Commissioners' accounting practices did not have a material effect on Ambac Assurance's statutory capital. The commissioner of the Wisconsin Insurance Department has the right to permit specific practices that deviate from prescribed practices. Ambac Assurance does not have any accounting practices that are permitted, rather than prescribed, by the Insurance Department of the State of Wisconsin.

     Statutory capital and surplus differs from stockholder's equity determined under GAAP principally due to statutory accounting rules that treat loss reserves, premiums earned, policy acquisition costs, deferred income taxes and investment carrying values differently.

     The following is a reconciliation of consolidated stockholder's equity presented on a GAAP basis for Ambac Assurance and its consolidated subsidiaries to statutory capital and surplus for Ambac Assurance:

                                                                     For the Years Ended December 31,
                                                                  --------------------------------------
                                                                        2001                   2000
                                                                  ----------------       ---------------
Ambac Assurance Corporation GAAP stockholder's equity ............   $3,476,723             $2,925,742

         Mandatory contingency reserve ...........................   (1,265,652)            (1,080,748)
         GAAP loss reserves ......................................      122,257                100,320
         Unearned premium reserve ................................     (345,284)              (306,874)
         Deferred acquisition costs ..............................     (162,102)              (151,675)
         Income taxes ............................................      178,191                147,108
         Tax and loss bonds ......................................      128,371                128,371
         Unrealized gains (losses) on investments ................     (139,587)              (131,011)
         Statutory goodwill, net of amortization .................       24,637                 28,744
         Other ...................................................      (21,270)                (4,826)
                                                                  -------------          -------------
Statutory capital and surplus ....................................   $1,996,284             $1,655,151
                                                                  =============          =============

     Statutory net income was $394,559, $381,328 and $262,756 for 2001, 2000 and
1999, respectively.

     8   INCOME TAXES

     The total effect of income taxes on income and stockholder's equity for the years ended December 31, 2001 and 2000 was as follows:

                                                                       2001              2000
                                                                     --------          --------
Total income taxes charged to income .............................   $147,452          $128,136
                                                                     --------          --------
Income taxes (credited) charged to stockholder's equity:
    Unrealized (losses) gains on bonds ...........................       (275)           94,311
    Exercise of stock options ....................................       (363)           (8,484)
                                                                     --------          --------
         Total (credited) charged to stockholder's equity ........       (638)           85,827
                                                                     --------          --------
Total effect of income taxes .....................................   $146,813          $213,963
                                                                     ========          ========

     The tax provisions in the accompanying consolidated statements of operations reflect effective tax rates differing from prevailing Federal corporate income tax rates. The following is a reconciliation of these differences:

                                    2001             %             2000             %             1999            %
                                -----------      ---------      ----------      ---------      ----------      --------
Computed expected tax at
statutory rate ..............      $209,792          35.0%       $ 180,536          35.0%       $ 148,501          35.0%

Reductions in expected
tax resulting from:

Tax-exempt interest .........       (59,644)         (10.0)        (50,479)         (9.8)         (43,136)        (10.2)

Other, net ..................        (2,696)          (0.4)         (1,921)         (0.4)          (2,641)         (0.6)
                                -----------      ---------      ----------      ---------      -----------     ---------

Income tax expense ..........      $147,452           24.6%       $128,136          24.8%       $ 102,724          24.2%
                                ===========      =========      ==========      =========      ===========     =========

         The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets at December 31, 2001 and 2000 are presented below:

                                                                                      2001             2000
                                                                                   ----------      -----------
                    Deferred tax liabilities:
                        Contingency reserve ...................................      $163,957         $163,957
                        Unrealized gains on bonds .............................        44,624           44,899
                        Deferred acquisition costs ............................        56,783           53,133
                        Unearned premiums and credit fees .....................        57,516           50,617
                        Other .................................................         6,099            9,281
                                                                                   ----------      -----------
                           Total deferred tax liabilities .....................       328,979          321,887
                                                                                   ----------      -----------
                    Deferred tax assets:
                        Tax and loss bonds ....................................       128,371          128,371
                        Loss reserves .........................................        42,903           35,281
                        Alternative minimum tax credit carryforward ...........            --            2,468
                        Compensation ..........................................         5,859            4,613
                        Other .................................................         4,204            4,315
                                                                                   ----------      -----------
                           Sub-total deferred tax assets ......................       181,337          175,048
                        Valuation allowance ...................................            --               --
                                                                                   ----------     ------------
                           Total deferred tax assets ..........................       181,337          175,048
                                                                                   ----------     ------------
                           Net deferred tax liabilities .......................      $147,642         $146,839
                                                                                   ==========      ===========

     Ambac Assurance believes that no valuation allowance is necessary in connection with the deferred tax assets.

     9   EMPLOYEE BENEFITS

     Pensions:

     Ambac Financial Group has a defined benefit pension plan covering substantially all employees of Ambac. The benefits are based on years of service and the employee's highest salary during five consecutive years of employment within the last ten years of employment. Ambac Financial Group's funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date but also for those expected to be earned in the future.

     The table below sets forth a reconciliation of the beginning and ending projected benefit obligation, beginning and ending balances of the fair value of plan assets, and the funded status of the plan as of December 31, 2001 and 2000:

                                                                                     2001               2000
                                                                                -------------        ----------
Change in Projected Benefit Obligation:
Projected benefit obligation at beginning of year ............................        $12,669           $11,201
Service cost .................................................................          1,031               892
Interest cost ................................................................            853               829
Actuarial (gain) loss ........................................................           (189)               20
Benefits paid ................................................................           (254)             (273)
Other ........................................................................            250                --
                                                                                     --------          --------
Projected benefit obligation at end of year ..................................        $14,360           $12,669
                                                                                     --------          --------

Change in Plan Assets:
Fair value of plan assets at beginning of year ...............................        $11,957           $12,841
Actual return on plan assets .................................................           (872)             (611)
Ambac Financial Group contributions ..........................................          2,000                --
Benefits paid ................................................................           (254)             (273)
                                                                                     --------          --------
Fair value of plan assets at end of year .....................................        $12,831           $11,957
                                                                                     --------          --------

Funded status ................................................................        ($1,529)        ($    712)
Unrecognized loss (gain) .....................................................          1,132              (916)
Unrecognized prior service cost ..............................................           (379)             (781)
                                                                                     --------          --------
Pension liability ............................................................       ($   776)         ($ 2,409)
                                                                                     ========          ========

         Ambac Financial Group's net pension costs for the years ended December 31, 2001, 2000 and 1999 included the following components:

                                                                         2001          2000         1999
                                                                      ----------    ----------   ----------
Service cost .....................................................      $ 1,031       $   892      $   979
Interest cost on expected benefit obligation .....................          853           829          783
Expected return on plan assets ...................................       (1,286)       (1,056)        (893)
Amortization of unrecognized transition asset ....................           --            --           (3)
Amortization of prior service cost ...............................         (151)         (151)        (151)
Recognized net actuarial (gain) loss .............................          (78)          (12)          39
                                                                        -------       -------      -------
Net periodic pension cost ........................................      $   369       $   502      $   754
                                                                        =======       =======      =======

     Pension expense is allocated to each of Ambac Financial Group's subsidiaries based on percentage of payroll. Pension expense recorded by Ambac Assurance amounted to $281, $375 and $553 in 2001, 2000 and 1999, respectively.

     The discount rate used in the determination of the actuarial present value for the projected benefit obligation was 7.0% and 7.5% for 2001 and 2000, respectively. The expected long-term rate of return on assets was 9.25% for both 2001 and 2000. The rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation was 4.5% and 5.0% for 2001 and 2000, respectively.

     Substantially all employees of Ambac Financial Group and its subsidiaries are covered by a defined contribution plan (the "Savings Incentive Plan"), for which contributions and costs are determined as 6% of each eligible employee's eligible base salary, plus a matching company contribution of 50% on contributions up to 6% of base salary made by eligible employees to the Savings Incentive Plan. The total cost of the Savings Incentive Plan to Ambac Assurance was $2,188, $1,940 and $1,695 in 2001, 2000 and 1999, respectively.

     Annual Incentive Program:

     Ambac Financial Group has an annual incentive program that provides for awards to key officers and employees based upon predetermined criteria. Ambac Assurance's cost of the program for the years ended December 31, 2001, 2000 and 1999 amounted to $24,927, $21,055 and $16,106, respectively.

     Postretirement Health Care and Other Benefits:

     Ambac Financial Group provides certain medical and life insurance benefits for retired employees and eligible dependents. All plans are contributory. None of the plans are currently funded.

     Ambac Assurance's postretirement benefits expense was $113, $328 and $456 in 2001, 2000 and 1999, respectively. Ambac Financial Group's unfunded accumulated postretirement benefit obligation was $1,727, and the accrued postretirement liability was $2,504 as of December 31, 2001.

     The assumed health care cost trend rates range from 7.5% in 2002, decreasing ratably to 6.0% in 2008, and remaining at that level thereafter. Increasing the assumed health care cost trend rate by one percentage point in each future year would increase Ambac Financial Group's accumulated postretirement benefit obligation at December 31, 2001 by $639 and Ambac Financial Group's 2001 benefit expense by $103. The discount rate used to measure the accumulated postretirement benefit obligation and 2001 expense was 7.0%.

10   GUARANTEES IN FORCE

     The par amount of bonds guaranteed, for non-affiliates, were $357,219,000 and $313,475,000 at December 31, 2001 and 2000, respectively. The par amount of bonds guaranteed, for non-affiliates, net of reinsurance, were $318,043,000 and $276,252,000 at December 31, 2001 and 2000, respectively. As of December 31, 2001 and 2000, the guarantee portfolio was diversified by type of guaranteed bond as shown in the following table:

                                                                                     Net Par Amount Outstanding
                                                                                  --------------------------------
(Dollars in Millions)                                                                 2001                 2000
                                                                                  -------------         ----------
Public Finance:
     Lease and tax-backed revenue ............................................       $ 52,102             $ 46,292
     General obligation ......................................................         39,664               39,432
     Utility revenue .........................................................         29,513               28,504
     Health care revenue .....................................................         19,003               17,837
     Transportation revenue ..................................................         13,000               10,496
     Higher education ........................................................         11,854                9,603
     Investor-owned utilities ................................................         11,642               10,560
     Housing revenue .........................................................          7,476                7,146
     Student loans ...........................................................          7,249                6,375
     Other ...................................................................          5,103                4,065
                                                                                     --------             --------
         Total Public Finance ................................................        196,606              180,310
                                                                                     --------             --------
Structured Finance:
     Mortgage-backed and home equity .........................................         42,723               38,215
     Asset-backed and conduits ...............................................         23,302               22,121
     Other ...................................................................          6,612                4,324
                                                                                     --------             --------
         Total Structured Finance ............................................         72,637               64,660
                                                                                     --------             --------
International Finance:
     Structured credit derivatives ...........................................         26,123               15,313
     Asset-backed and conduits ...............................................         11,721                8,595
     Utilities ...............................................................          2,878                1,803
     Mortgage-backed and home equity .........................................          2,602                1,364
     Sovereign/sub-sovereign .................................................          1,299                1,123
     Other ...................................................................          4,177                3,084
                                                                                     --------             --------
         Total International Finance .........................................         48,800               31,282
                                                                                     --------             --------
                                                                                     $318,043             $276,252
                                                                                     ========             ========

         As of December 31, 2001 and 2000, the International Finance guarantee portfolio is shown in the following table by location of risk:

                                                                Net Par Amount Outstanding
                                                      -----------------------------------------------
       (Dollars in Millions)                                 2001                      2000
                                                      ---------------------     ---------------------
       United Kingdom ...........................           $ 6,531                   $ 3,103
       Australia ................................             1,623                     1,382
       Japan ....................................             1,167                     1,167
       France ...................................             1,155                       765
       Germany ..................................               948                       471
       Mexico ...................................               654                       608
       Internationally diversified ..............            32,621                    20,962
       Other international ......................             4,101                     2,824
                                                      ---------------------     ---------------------
                                                            $48,800                   $31,282
                                                      =====================     =====================

       Internationally diversified includes structured credit derivatives which includes components of domestic exposure.

       Direct financial guarantees in force (principal and interest) were $542,458,000 and $480,631,000 at December 31, 2001 and 2000, respectively. Net financial guarantees in force (after giving effect to reinsurance) were $476,190,000 and $418,386,000 as of December 31, 2001 and 2000, respectively.

     In the United States, California and New York were the states with the highest aggregate net par amounts in force, accounting for 8.8% and 5.7% of the total at December 31, 2001. No other state accounted for more than five percent. The highest single insured risk represented less than 1% of aggregate net par amount insured.

11   FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following fair value amounts were determined by using independent market information when available, and valuation models when market quotes were not available. In cases where specific market quotes are unavailable, interpreting market data and estimating market values require considerable judgment by management. Accordingly, the estimates presented are not necessarily indicative of the amount Ambac Assurance could realize in a current market exchange.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Investments: The fair values of fixed income investments are based primarily on quoted market prices received from a nationally recognized pricing service or dealer quotes. When quotes are not available, fair values are estimated based upon internal valuation models.

     Short-term investments, other investments and cash: The fair values of short-term investments, other investments and cash are assumed to approximate amortized cost.

     Securities purchased under agreements to resell: The fair value of securities purchased under agreements to resell is assumed to approximate carrying value.

     Investment income due and accrued: The fair value of investment income due and accrued is assumed to approximate carrying value.

     Derivative contracts held for trading purposes: The fair values of interest rate swaps, total return swaps and structured credit derivative transactions, as discussed in Note 2, are based on quoted dealer prices, current settlement values, or valuation models.

     Note payable to affiliate: The fair value of the note payable is assumed to equal carrying value.

     Liability for net financial guarantees written: The fair value of the liability for those financial guarantees written is based on the estimated cost to reinsure those exposures at current market rates, which amount consists of the current unearned premium reserve, less an estimated ceding commission thereon.

     Other financial guarantee insurance policies have been written on an installment basis, where the future premiums to be received by Ambac Assurance are determined based on the outstanding exposure at the time the premiums are due. The fair value of Ambac Assurance's liability under its installment premium policies is measured using the present value of estimated future installment premiums, less an estimated ceding commission. The estimate of the amounts and timing of the future installment premiums is based on contractual premium rates, debt service schedules and expected run-off scenarios. This measure is used as an estimate of the cost to reinsure Ambac Assurance's liability under these policies.

     The carrying amount and estimated fair value of financial instruments are presented below:

                                                             As of December 31,
                                            ------------------------------------------------------
                                                       2001                       2000
                                            --------------------------  --------------------------
(Dollars in Millions)                         Carrying     Estimated      Carrying     Estimated
                                               Amount      Fair Value      Amount      Fair Value
                                            ------------  ------------  ------------  ------------
Financial assets:
Fixed income securities ................       $5,083        $5,083        $4,099        $4,099
Short-term investments .................          186           186           219           219
Other investments ......................            1             1             1             1
Cash ...................................           34            34            12            12
Cash pledged as collateral .............           --            --            12            12
Securities purchased under
  agreements to resell .................           --            --            25            25
Investment income due and accrued ......           73            73            67            67
Derivative contracts assets- trading
  purposes .............................          296           296           189           189
Financial liabilities:
Note payable to affiliate ..............           64            64            --            --
Derivative contract  liabilities:
Derivative contracts liabilities -
  trading purposes .....................          238           238           156           156
Liability for financial guarantees
  written:
    Gross (up-front) ...................        1,790         1,253         1,556         1,089
    Net (up-front) .....................        1,522         1,065         1,314           920
    Gross installment premiums .........           --           818            --           653
    Net installment premiums ...........           --           691            --           535

12   LONG-TERM DEBT AND LINES OF CREDIT

     At December 31, 2001, Ambac Private Holdings had an unsecured note payable to an affiliate, Ambac Investments, Inc. with a carrying value of $63,500 and a maturity date of October 30, 2006. This note pays interest quarterly at 0.2% below three month LIBOR, currently at 1.71%.

     Ambac Financial Group and Ambac Assurance have a revolving credit facility with four major international banks for $200,000, which expires in August 2002 and provides a two-year term loan provision. The facility is available for general corporate purposes, including the payment of claims. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.

     Ambac Credit Products has a revolving credit facility with one major international bank for $50,000, which expires in June 2002, and provides for a three-year term loan provision. The facility is available to Ambac Credit Products for general corporate purposes, including payments in regard to its structured credit derivative activities. As of December 31, 2001 and 2000, no amounts were outstanding under this credit facility.

     Ambac Assurance maintains third-party capital support in the form of seven-year irrevocable limited recourse credit facility from a group of highly rated banks. This credit facility provides liquidity to Ambac Assurance in the event claims from public finance and certain structured obligations in its guaranteed portfolios exceed specified levels. Repayment of amounts drawn under the credit facility is limited primarily to the amount of any recoveries of losses related to policy obligations in the guaranteed portfolios. During 2001, Ambac Assurance replaced a portion of the facility with a new capital markets structure (see below). Consequently, the facility was reduced from $800,000 to $400,000. The facility's expiration date was also extended to June 30, 2008. As of December 31, 2001 and 2000, no amounts were outstanding under this facility.

     Ambac Assurance acquired a perpetual put option on its own preferred stock from a trust established by a major investment bank. The trust was created as a vehicle for providing capital support to Ambac Assurance by allowing it to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option. If the put option were exercised, the preferred stock holdings of Ambac Assurance would give investors the rights of an equity investor in Ambac Assurance. Such rights are subordinate to insurance claims, as well as to the general unsecured creditors of Ambac Assurance. If exercised, Ambac Assurance would receive up to $400,000 in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims. Dividend payments on the preferred stock are cumulative only if Ambac Assurance pays dividends on its common stock. The trust is a special purpose trust that is restricted to holding high quality short-term commercial paper investments to ensure that it can meet its obligations under the put option. To fund these investments, the trust has issued its own auction market perpetual preferred stock. Ambac Assurance pays a floating put option fee. The trust is rated AA/Aa2 by Standard & Poor's and Moody's respectively.

13   RELATED PARTY TRANSACTIONS

     During 2001 and 2000, Ambac Assurance guaranteed the timely payment of principal and interest on obligations under investment agreements and investment repurchase agreements issued by its affiliates. As of December 31, 2001 and 2000, the aggregate amount of investment agreements and investment repurchase agreements insured was $4,858,103 and $4,241,871, respectively, including accrued interest. These guarantees are collateralized by investment securities, accrued interest receivable, securities purchased under agreements to resell and cash and cash equivalents, which as of December 31, 2001 and 2000, had a fair value of $4,836,918 and $4,235,073, respectively, in the aggregate. During 2001 and 2000, Ambac Assurance recorded gross premiums written of $4,162 and $2,542, and net premiums earned of $4,309 and $3,185, respectively, related to these agreements.

     During 2001 and 2000, several interest rate swap transactions were executed between Ambac Financial Services and its affiliates (other than Ambac Assurance). As of December 31, 2001 and 2000, these contracts had an outstanding notional amount of approximately $986,000 and $112,006, respectively. As of December 31, 2001 and 2000, Ambac Financial Services recorded a liability of $8,673 and an asset of $4,909, respectively, related to these transactions.

     Ambac Financial Services has a line of credit with Ambac Financial Group, Inc. The purpose of this line was to fund short-term liquidity needs of Ambac Financial Service's operations. Interest on borrowings are payable at rates which vary according to the terms. There were no outstanding borrowings under the line as of December 31, 2001 and 2000.

     In 2001, Ambac Assurance received a capital contribution in the form of fixed income securities amounting to $176,193 from Ambac Financial Group.